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                                    EXHIBIT B

Information Concerning Directors and Executive Officers of the Fidra Holdings,
Ltd.:

The following Table sets forth certain information concerning each of the directors and executive officers of Fidra Holdings, Ltd. as of the date hereof.

Name: Iain Brown

Citizenship: Canadian

Principal Occupation: President of Fidra Holdings, Ltd.

Name: Iain H. T. Brown

Citizenship: Canadian

Principal Occupation: Vice President of Fidra Holdings, Ltd.

Name: Iain H. T. Brown

Citizenship: Canadian

Principal Occupation: Secretary